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                                  THE HARTFORD

ACCELERATED DEATH BENEFIT RIDER

RECEIPT OF BENEFITS MAY AFFECT THE INSURED'S ELIGIBILITY FOR MEDICAID OR OTHER GOVERNMENT BENEFITS OR ENTITLEMENTS. AS WITH ALL SUCH MATTERS, YOU SHOULD CONSULT YOUR PERSONAL TAX OR LEGAL ADVISOR BEFORE ACCESSING THIS BENEFIT.

THIS RIDER PROVIDES AN ACCELERATED PAYMENT OF LIFE INSURANCE PROCEEDS UNDER CONDITIONS SPECIFIED IN THIS RIDER. IT IS NOT INTENDED TO PROVIDE HEALTH, NURSING HOME OR LONG TERM CARE INSURANCE. CASH VALUES, LOAN VALUES, IF ANY, AND DEATH BENEFITS WILL BE REDUCED IF YOU RECEIVE AN ACCELERATED BENEFIT.

GENERAL PROVISIONS

This Rider is part of the Policy to which it is attached. Except where this Rider provides otherwise, it is subject to all conditions and limitations of such Policy.

There is no premium for this Rider. An administrative charge will be assessed upon approval of each request for acceleration of benefits. This charge is shown on the Additional Riders and Benefits section of the Policy Specifications. There will be no administrative charge if the request is declined.

Tax Qualification

The benefits provided under this Rider are intended to constitute "accelerated death benefits" excludable from the recipient's gross income for Federal income tax purposes. To that end, the provisions of this Rider are to be interpreted to ensure and maintain such qualification, notwithstanding any other provisions to the contrary. We reserve the right to amend this Rider to conform to any changes in the tax qualification requirements under applicable provisions of the Internal Revenue Code of 1986, as amended.

DEFINITIONS

The definitions in this section apply whenever and wherever they appear in this Rider.

BASE POLICY INSURED is the person insured by the Policy to which this Rider is attached.

BENEFIT PERCENTAGE is the percentage of the Eligible Amount used to calculate the Benefit. This percentage is selected by You when the Benefit is applied for and cannot be greater than 100%.

DIMINISHED LIFE EXPECTANCY means that a Physician has certified that the Specified Insured has an illness or medical condition that is reasonably expected to result in the death of the Specified Insured within 12 months or less from the date of the certification.

DISCOUNT RATE is an annual interest rate not to exceed the greater of:

       (a)  The current yield on ninety-day treasury bills; or

       (b) The current maximum statutory adjustable policy loan interest rate.

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ELIGIBLE AMOUNT is the Face Amount of the Policy and any term insurance Rider covering the Specified Insured attached to the Policy that is not within two years of expiry.

PHYSICIAN means a doctor of medicine or osteopathy legally authorized to practice medicine and surgery by the State in which he performs such function or action. For purposes of this definition, a "State" means each of the United States of America, the District of Columbia and the Commonwealth of Puerto Rico. The physician may not be the Specified Insured, a member of the Specified Insured's immediate family or the Owner of the Policy.

PROOF OF DIMINISHED LIFE EXPECTANCY must be in Writing and satisfactory to Us. You must supply Proof of Diminished Life Expectancy, without expense to Us, with each request for an accelerated payment of the death benefit. Proof must include, but is not limited to, a statement by a Physician attesting to the Specified Insured's life expectancy.

POLICY ADJUSTMENT DATE means the earliest of:

       a) twelve months from the date We made an accelerated death benefit payment;

       b)  the date We pay all death benefits payable on the Specified Insured;
           or

       c)  the Maturity Date.

SPECIFIED INSURED means the person insured by the Policy to which this Rider is attached, or any additional person(s) insured by riders attached to the Policy, whose death benefit is being accelerated.

BENEFIT

This Benefit is available if an Insured covered by this Policy has a Diminished Life Expectancy. You may request, In Writing, that We make a single sum accelerated death benefit payment to You. This accelerated payment of the death benefit can be any amount between $2,500 and $500,000, not to exceed the Benefit Percentage times the Eligible Amount. The sum of the Benefit you may request under this and any other policies issued by us on the life of an Insured may not exceed $500,000. Each request for payment must be accompanied by Proof of Diminished Life Expectancy.

Any policy benefit that is not payable in a single sum or that is payable due to accidental bodily injury or death is not subject to this Rider or to the calculation of the Benefit.

We will waive the cost of insurance and expense charges applicable to the Specified Insured's accelerated benefit.

This accelerated payment of the death benefit is subject to the rights of any assignee of record or of any irrevocable beneficiary. They must consent, In Writing, before We will pay the Benefit.

The requested portion of the Eligible Amount will be subject to the following adjustments:

       1. A 12-month discount, based on the Discount Rate, will apply to the requested portion of the Eligible Amount. This discount reflects the early payment of the proceeds under Your Policy.

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    2.   If, on the date We approve Your request, there is a policy loan outstanding and the acceleration relates to insurance on the life of the Insured under the base policy, a reduction to the requested portion of the Eligible Amount will apply. This reduction serves to repay the policy loan.

    3. A deduction will be made for the administrative charge if We approve Your request.

The Benefit payable to You will be equal to the requested portion of the Eligible Amount as may be reduced by the maximums and limitations of this Rider minus 1, 2 and 3 above. Rather than having Your Benefit reduced by 2 and 3 above, You may elect to pay these amounts directly to Us.

OUR RIGHT TO DETERMINE ELIGIBILITY FOR BENEITS

We reserve the right to obtain an independent medical examination and We retain the right to make final determination regarding eligibility for benefits.

POLICY LIEN

Accelerated death benefit payments made under this Rider are an advance of the Specified Insured's death benefit. We will establish a lien against that Specified Insured's death benefits if We pay benefits under this Rider. Upon payment of any accelerated death benefit, access to the portion of the Policy's cash value attributable to the Specified Insured is restricted to the excess of that cash value over the sum of any outstanding Indebtedness, applicable Surrender Charge and this lien. The amount of the lien will be equal to all benefits paid under this Rider. The lien will be removed once We pay the death benefit or on the Policy Adjustment Date. If You lapse or surrender the Policy before the Policy Adjustment Date, Your cash value will be reduced by the amount of the lien which applies to the cash value.

We will charge interest on the lien. Interest will accrue from the date of the accelerated payment to the earlier of the date the Policy terminates or the Policy Adjustment Date. We will add accrued interest to the lien at the time of policy adjustment.

The rate of interest charged will be equal to the Discount Rate.

POLICY ADJUSTMENT

On the Policy Adjustment Date, We will adjust the Policy in order to satisfy the lien created by the accelerated death benefit payment.

We will adjust the death benefit of the Specified Insured. The adjusted death benefit will be the death benefit before adjustment, less the amount of policy lien, including interest created by the accelerated payment. Any Cash Value, Policy Value or Surrender Charge will be reduced in the same proportion that the Death Benefit was reduced. These reductions will be made on the Policy Adjustment Date.

If the Specified Insured is the Base Policy Insured and the lien equals 100% of the Death Benefit, the Policy will terminate, and any riders attached to the Policy that provide insurance on the life of any other person will be administered according to the rider provisions regarding the death of the Base Policy Insured. If the Specified Insured is an additional person insured by a rider on the base policy and the lien equals 100% of the Face Amount of the rider, the rider coverage applicable to the Specified Insured will terminate.

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EXCLUSIONS

This Rider does not provide accelerated death benefits if:

       1. The Policy to which it is attached will expire or mature in less than two years;

       2. the Specified Insured or his/her Physician reside outside the United States of America;

       3. You are required by law to accelerate benefits to meet the claims of creditors;

       4. The amount would be payable to any Person (other than the Specified Insured) and such Person has an insurable interest with respect to the life of the Specified Insured by reason of the Specified Insured being a director, officer, or employee of the Person or by reason of the Specified Insured being financially interested in any trade or business carried on by the Person;

       5. a government agency requires You to apply for benefits to qualify for a government benefit or entitlement; or

       6. a benefit otherwise subject to this Rider is not payable in a single sum or is not payable unless death is due to accidental bodily injury.

TERMINATION

This Rider will terminate at earliest of the following:

       1.   when We receive Your request, In Writing, to cancel it;

       2.   when the Policy terminates;

       3.   on the Policy Adjustment Date.

REINSTATEMENT

You may reinstate this Rider as part of Your Policy if the Policy is terminated and reinstated.

Signed for HARTFORD LIFE AND ANNUITY INSURANCE COMPANY

    /s/ Christine Hayer Repasy           /s/ Thomas M. Marra
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    CHRISTINE HAYER REPASY, SECRETARY    THOMAS M. MARRA, PRESIDENT

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